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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                                 iVillage Inc.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                  46588H 10 5
                      ------------------------------------
                                 (CUSIP Number)

                                 April 15, 2003
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                                                     Page 2 of 5


CUSIP No.   46588H 10 5
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1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Douglas W. McCormick
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2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a) [_]
     (b) [_] Not Applicable.
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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     United States
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               5.   Sole Voting Power
  NUMBER OF                                            3,154,584*
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY                                                 3,000*
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON                                              3,154,584*
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                                                           3,000*
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     3,157,584*
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10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                      [ ]
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11.  Percent of Class Represented by Amount in Row (9)
     5.4%*
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12.  Type of Reporting Person (See Instructions)
     IN
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*See Response in Item 4.

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                                                                     Page 3 of 5


CUSIP No.  46588H 10 5

ITEM 1.

         (a)      Name of Issuer:
                  iVillage Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  500-512 Seventh Avenue
                  New York, NY 10018


ITEM 2.

         (a)      Name of Person Filing:
                  Douglas W. McCormick

         (b)      Address of Principal Business Office, or if None, Residence:
                  500-512 Seventh Avenue
                  New York, NY 10018

         (c)      Citizenship:
                  USA

         (d)      Title of Class of Securities:
                  Common Stock, par value $.01 per share

         (e)      CUSIP Number:
                  46588H 10 5

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(b) OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]      Broker or dealer registered under Section 15 of the
                           Act (15 U.S.C. 78o).

         (b)      [_]      Bank as defined in Section 3(a)(6) of the Act (15
                           U.S.C. 78c).

         (c)      [_]      Insurance company as defined in Section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

         (d)      [_]      Investment company registered under Section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [_]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

         (f)      [_]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [_]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [_]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not Applicable.


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                                                                     Page 4 of 5


CUSIP No. 46588H 10 5

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned: 3,157,584**

         (b)      Percent of class: 5.4%**

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: 3,154,584

                  (ii)     Shared power to vote or to direct the vote: 3,000

                  (iii) Sole power to dispose or to direct the disposition of: 3,154,584

                  (iv) Shared power to dispose or to direct the disposition of: 3,000

**Includes (a) options to purchase 2,669,584 shares of the Issuer's common stock exercisable within 60 days of April 15, 2003, and (b) 3,000 shares of the Issuer's common stock beneficially owned by the Reporting Person's wife. Although the Reporting Person disclaims beneficial ownership of the 3,000 shares held by his wife, such securities have been aggregated in the amount of securities beneficially owned by the Reporting Person. This report should not be construed as an admission that the Reporting Person is the beneficial owner of securities owned by his wife.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                     Page 5 of 5


CUSIP No. 46588H 10 5


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     April 15, 2003
                                        ----------------------------------------
                                                         (Date)


                                                /s/ Douglas W. McCormick
                                        ----------------------------------------
                                                      (Signature)


                                                  Douglas W. McCormick
                                        ----------------------------------------
                                                      (Name/Title)